EXHIBIT 99.1

S&W Announces Results for the Year Ended
June 30, 2012

Company reports record alfalfa seed sales for the year

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - September 27, 2012 - S&W Seed Company (Nasdaq: SANW)
today announced financial results for its fiscal year ended June 30, 2012.

Fiscal Year 2012 Highlights:

  Revenue increased 289% to $14.1 million from $3.6 million infiscal 2011;
  Seed and crop revenue increased 398% to $13.3 million compared to $2.7 million in the previous fiscal year;
  Initial stevia revenues were recognized after pilot commercial harvest;
  EBITDA was $868,000 for theyear, an improvement of $2.1 million versus the loss in comparable prior year;
  Basic and diluted earnings per share was $0.06 versus a loss of ($0.14) per share in 2011;
  Excluding the effects of a non-recurring loss, basic and diluted earnings per share for the year were $0.09;
  Increased dedicated alfalfa seed acreage for the fall 2012 harvest by 94% to 4,664 acres;
  Increased dedicated stevia acreage to more than 250 acres compared to 114 acres in the previous year.

For the fiscal year ended June 30, 2012, S&W reported revenue of $14.1 million versus $3.6 million in the prior year; an increase of 289%. The improved results for the year were driven by increased demand for the company's proprietary alfalfa seed, stemming from an increased sales and marketing focus on expanding the company's market share throughout the Middle East and Northern Africa (MENA), as well as the United States. S&W reported operating income of $620,000 for the year versus an operating loss of $1.5 million in the prior year. Net income totaled $375,000, or $0.06 per basic and diluted share, compared to a net loss of $811,000, or $(0.14) per basic and diluted share, in the fiscal year ended June 30, 2011. Included in the results for the fourth quarter and fiscal year 2012 was a write down and loss of $277,000 related to lower than anticipated yields on its non-core and non-recurring wheat and triticale crops that were primarily used for land reclamation to prepare for alfalfa seed production. Excluding the effects of the non-core and non-recurring write down and loss, net income for fiscal year 2012 would have been $556,000, or $0.09 per basic and diluted share. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release.

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "Fiscal year 2012 was a pivotal year for S&W Seed Company. We successfully executed on our strategy of dramatically increasing our presence throughout the United States and MENA through concerted sales and marketing efforts that focused customers on the economic advantages of utilizing S&W's proprietary alfalfa seed varieties. The net result of our successful execution was reporting the highest annual seed sales in the 30 year history of this company. If we are to continue to build on the results of fiscal 2012 we need to dramatically increase our seed production capabilities to meet strengthening demand. We are in the process of securing additional seed acreage for the fall 2013 harvest through contracted grower agreements, land leases and land purchases, as well as strategic acquisitions that could bring with a large, already established grower base. We have great confidence in the future of S&W going forward."

The company's seed revenue totaled $13.3 million for fiscal year 2012 compared to $2.7 million in the prior year, an increase of 398%. Revenue from the company's milling and processing operations totaled $886,000 for the year, compared to $977,000 a year ago. The company also recognized its first revenues from it stevia operation, which reflect the results of the company's test harvest in the Fall of 2011. The company expects revenue from stevia to increase as the field continues to mature and the company refines its harvesting techniques. During the year, the company sold 3.5 million pounds of alfalfa seed and ended the year with 0.65 million pounds in inventory. International sales accounted for 70% of sales, while domestic sales accounted for 30%.

Mr. Grewal commented on recent alfalfa initiatives, "During the fourth quarter and subsequent to the end of the year, we executed on a number of strategic initiatives. In May, we announced the acquisition and lease of 1,880 acres of land in Imperial Valley, California for the increased production of our alfalfa seed varieties. This land deal not only dramatically increases our production base for next year, but also helps to diversify the company from a geographical standpoint. Also, we announced the acquisition of a number of dormant alfalfa genetics which could double the size of the overall addressable market for S&W. The company will continue to be opportunistic in looking at ways in which it can leverage its expertise and market position to continue to grow the company."

Mr. Grewal commented on stevia, "We are in the process of finalizing our second harvest from our first generation field in the heart of California's Central Valley. We expect to complete the harvest in the coming weeks, and ship the dried stevia leaf to our partners at PureCircle by the end of the calendar year. Also by the end of this calendar year, we expect to harvest almost 150 acres of stevia currently growing on our second generation field. Our plans for fiscal year 2013 continue to call for increases in acreage and an increase in resources to research and development. While we are still at an early stage of development in our stevia program, we are progressing on a path that should lead to S&W becoming a leader in providing the stevia industry with high quality stevia leaf with consistent traits and exceptional levels of the critical Reb-A sweetener component."

Matt Szot, chief financial officer of S&W Seed Company, commented, "We successfully completed a $5.5 million public offering in May 2012 to assist in our efforts to continue to acquire additional farmland to expand our alfalfa seed production and meet the increased demands for our product. A few days ago we also raised $3.5 million in a private placement transaction whereby we sold 600,000 shares of restricted common stock at $5.85 per share. Additionally, we were able to increase our line of credit with Wells Fargo to $7.5 million, which remains untapped, to help facilitate our growth plans going forward. With a strong balance sheet, we continue to look for opportunities to expand upon the agricultural platform we are building at S&W."

Mr. Grewal concluded, "Last year I made the statement that fiscal year 2012 was shaping up to be a transformative year for the company, and it was just that. We obtained record alfalfa seed revenues, had significant gains in market share, expanded our operations geographically from a customer and grower base, and facilitated the ability to continue growing our alfalfa seed business by increasing our production capabilities. We also completed our first stevia harvest, while at the same time more than doubling our dedicated stevia acreage base to more than 250 acres."

"In fiscal year 2013, we are dedicated to expanding on the strong foundation that has been established. We will continue to increase our alfalfa seed production and stevia leaf acreage, and look for synergistic opportunities to leverage our business platform. We look forward to a successful fiscal year 2013 and beyond."

Conference Call

S&W Seed Company has scheduled a conference call that same day, Thursday, September 27, 2012, at 11:00am ET (8:00am PT) to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors.htm. A teleconference replay of the call will be available for three days at (877) 344- 7529 or (412) 317-0088, confirmation #10018752. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors.htm for 30 days.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. Additionally, the company has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, its Quarterly Report on Form 10-Q for the period ended December 31, 2011, and in other filings made by the Company with the Securities and Exchange Commission.

Non-GAAP Measurements
This press release includes certain financial information which constitutes "non-GAAP financial measures" as defined by the SEC. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release.

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	June 30,
	2012	2011
Revenue
Seed and crop revenue	$13,261,853	$2,664,256
Milling and other revenue	885,764	977,124
Total revenue	14,147,617	3,641,380

Cost of revenue
Cost of seed and crop revenue	9,912,781	2,027,188
Cost of milling and other revenue	327,133	253,667
Total cost of revenue	10,239,914	2,280,855

Gross profit	3,907,703	1,360,525

Operating expenses
Selling, general and administrative expenses	2,772,711	2,166,375
Research and development expenses	242,523	450,016
Depreciation and amortization	272,855	242,431

Total operating expenses	3,288,089	2,858,822

Income (loss) from operations	619,614	(1,498,297)

Other (income) expense
Loss on disposal of fixed assets	24,532	5,706
Interest (income) expense, net	20,937	(6,978)

Net income (loss) before income tax expense (benefit)	574,145	(1,497,025)
Income tax expense (benefit)	199,310	(685,577)
Net income (loss)	$374,835	$(811,448)

Net income (loss) per common share:
Basic	$0.06	$(0.14)
Diluted	$0.06	$(0.14)

Weighted average number of common shares outstanding:
Basic	5,904,110	5,800,000
Diluted	5,906,899	5,800,000

S&W SEED COMPANY
(A NEVADA CORPORATION)
ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME

	Years Ended
	June 30,
	2012	2011

GAAP Net income (loss)	$374,835	$(811,448)

Non-GAAP Cost of revenue adjustment (1)	277,325	-

Non-GAAP Income tax provision adjustment (2)	(96,232)	-

Non-GAAP Net income (loss)	$555,928	$(811,448)

Net income (loss) per common share:
Basic	$0.09	$(0.14)
Diluted	$0.09	$(0.14)

Weighted average number of common shares outstanding:
Basic	5,904,110	5,800,000
Diluted	5,906,899	5,800,000

Summary of Reconciliation between GAAP and Non-GAAP Net Income

(1) Add back the one-time non-recurring charges to cost of revenue associated with wheat and triticale crops.
(2) Add back the non-GAAP additional tax expense had the $277,000 non-recurring loss not occur.

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,235,495	$3,738,544
Accounts receivable, net	2,716,985	1,803,909
Inventories	6,116,785	5,664,119
Prepaid expenses and other current assets	138,236	58,451
Deferred tax asset	215,688	352,393
TOTAL CURRENT ASSETS	17,423,189	11,617,416

Property, plant and equipment, net of accumulated depreciation	2,441,186	2,299,306
Other intangibles, net	606,653	502,436
Crop production costs	1,098,292	220,431
Deferred tax asset - long term	464,375	517,672
TOTAL ASSETS	$22,033,695	$15,157,261

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,141,162	$207,074
Accounts payable - related party	307,589	218,863
Accrued expenses and other current liabilities	454,512	169,060
TOTAL CURRENT LIABILITIES	1,903,263	594,997

TOTAL LIABILITIES	1,903,263	594,997

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
6,873,000 issued and outstanding at June 30, 2012; 5,800,000
issued and outstanding at June 30, 2011	6,873	5,800
Additional paid-in capital	19,796,976	14,604,716
Retained earnings (deficit)	326,583	(48,252)
TOTAL STOCKHOLDERS' EQUITY	20,130,432	14,562,264
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,033,695	$15,157,261

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$374,835	$(811,448)
Adjustments to reconcile net income (loss) from operating activities to net cash provided by (used in) operating activities
Stock-based compensation	187,022	122,185
Change in allowance for doubtful accounts	(3,587)	3,587
Depreciation and amortization	272,855	242,431
Loss on disposal of fixed assets	24,532	5,706
Changes in:
Accounts receivable	(909,489)	307,372
Inventories	(452,666)	(2,947,680)
Prepaid expenses and other current assets	(79,785)	17,450
Crop production costs	(877,861)	(220,431)
Deferred tax asset	190,002	(685,577)
Accounts payable	934,088	(87,403)
Accounts payable - related party	88,726	217,081
Accrued expenses and other current liabilities	285,452	137,712
Net cash provided by (used in) operating activities	34,124	(3,699,015)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(384,984)	(397,458)
Acquisition of customer list	(165,000)	-
Proceeds from disposal of property, plant and equipment	6,500	4,500
Net cash used in investing activities	(543,484)	(392,958)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering	5,006,311	-
Net cash provided by financing activities	5,006,311	-

NET INCREASE OR (DECREASE) IN CASH	4,496,951	(4,091,973)

CASH AND CASH EQUIVALENTS, beginning of the period	3,738,544	7,830,517

CASH AND CASH EQUIVALENTS, end of period	$8,235,495	$3,738,544